CERTIFICATION

The undersigned hereby certifies in his capacity as an officer of Air T, Inc. (the "Company") that, to the best of his knowledge, the Form 10-Q for the six months ended September 30, 2007 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition of the Company at the end of such period and the results of operations of the Company for such period.

Date:  November 8, 2007              /s/ Walter Clark
                           Walter Clark, Chief Executive Officer

Date:  November 8, 2007                                 /s/ John Parry
              John Parry, Chief Financial Officer